Aflac Incorporated 2017 Form 11-K

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Aflac Incorporated 401(k) Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-158969) on Form S-8 of Aflac Incorporated of our report dated June 15, 2018, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan.

/s/ KPMG LLP
Atlanta, Georgia
June 15, 2018